Exhibit 10.2
May 20, 2020
Blima Tuller
By Email

Dear Blima
This letter (the “Agreement”) confirms the agreement between you and The Rubicon Project, Inc. (the “Company”) regarding your continued employment and provision of services to the Company.
1.Transition Period. Subject to the terms and conditions of this Agreement, the parties intend that you will continue to serve as the Company’s Chief Accounting Officer through June 1, 2020. From June 1, 2020 through August 15, 2020, it is intended that you will continue to be employed as a full-time employee of the Company reporting to the Chief Financial Officer. During the period from the date hereof through August 15, 2020 (the “Transition Period”), your duties will be (i) ensuring knowledge transfer with respect to the finance function, (ii) supporting the Telaria accounting integration as project lead, including executing and further refining identified transition/integration activities, with an emphasis on closing timing and revenue processes and (iii) assisting on other time sensitive matters in your area of expertise, as reasonably requested by the Chief Financial Officer or the Interim Chief Accounting Officer from time to time. During the Transition Period, you will work normal business hours, and you agree to cooperate in all material respects with the Company in all reasonable matters relating to the transition of your work and responsibilities. Your employment with the Company will terminate on August 15, 2020 (the “Employment Separation Date”). Upon the Employment Separation Date, the Company will pay to you all accrued but unpaid base salary and any accrued but unused vacation or other paid time off. If the Company terminates your employment without Cause prior to the Employment Separation Date, it will continue to make all payments that would have been made to you during the Transition Period and the Consultancy Period (defined below), plus Section 4 shall become applicable. “Cause” shall have the meaning set forth in the Executive Severance and Accelerated Vesting Agreement between you and the Company, dated June 29, 2017. If you voluntarily terminate your employment prior to the Employment Separation Date, you acknowledge and agree that you will not be entitled to receive the payments and benefits that would have been made to you under the Severance section below.
2.Compensation During the Transition Period. During the Transition Period, the Company will continue to pay you, in accordance with its standard payroll procedures, your base salary (as in effect immediately prior to the date of this Agreement) through the Employment Separation Date. For the period from April 1, 2020 through June 30, 2020, in lieu of a bonus as earned under the current provisions of the plan the Company shall make a payment to you in the amount of $32,033.63 which shall be paid to you on or prior to August 15, 2020. In addition, the Company shall pay or reimburse you the legal fees reasonably incurred by you to enter into this Agreement up to $5,000. You will also continue to receive employee benefits as described in Section 5 below. You will not be eligible to receive any further equity-based grants or awards.

Exhibit 10.2
3.Post Separation Assistance. For the period from Employment Separation Date through November 15, 2020 (the “Consultancy Period”), you agree to lend the benefit of your expertise and institutional knowledge by making yourself reasonably available by phone and/or email for no more than 5 hours per week. If mutually agreed upon between you and the interim CAO or CFO, additional consulting projects (to be defined) beyond the five-hour weekly commitment may be undertaken during the Consultancy Period at a $350 hourly rate. To the extent that additional consulting projects are undertaken and exceed 40 hours/month, the period of time for which the Company would pay for your monthly COBRA premium shall be extended by one additional month for each qualifying month worked. You acknowledge and agree that if you resign prior to August 15, 2020, the Company shall not be required to engage you as a consultant or pay any consultancy fees. As a consultant, your relationship with the Company will be that of an independent contractor and you will be bound by the independent contractor terms and conditions set forth on Annex A, which are incorporated herein.
4.Severance. Subject to your compliance with the terms of this Agreement through the Transition Period and the Consultancy Period (including satisfaction of the Release Requirement) , you will be entitled to the following severance benefits:
(a)Three monthly payments equal to $28,474.33 per each (which is the equivalent of your monthly base salary as in effect immediately prior to the date of this Agreement), to be paid on September 15, October 15 and November 15;
(b)A lump sum severance payment of $85,423 (three months of base salary, as in effect immediately prior to the date of this Agreement) to be paid on or as soon as practicable following November 15;
(c)Once you cease to be covered as an active employee under the Company’s health plan, subject to your valid election in accordance with COBRA, the Company shall pay for your monthly premium under COBRA for you and your eligible dependents for a period of six months, or, if earlier, until the date when you commence substantially equivalent health insurance coverage in connection with new employment or self-employment;
(d)as soon as practicable following the Release Effective Date, the Company will pay you a pro-rated portion of your target bonus for the third quarter of 2020, in the amount of $16,017; and
(e)as of the Release Effective Date, all outstanding options to purchase the Company’s common stock and any restricted stock units or other equity interests held by you shall become 100% vested.
You will not be entitled to any of the benefits described above unless you have satisfied the following release requirement (the “Release Requirement”): execute and return to Rubicon a general release substantially in the form attached hereto as Annex B (the “Release”). You must execute and return the Release on or after your Employment Separation Date and on or before the date specified in the prescribed form (the “Release Deadline”), and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”). If you fail to return the Release on or before the Release Deadline, or if you revoke the Release, then you will not be entitled to the benefits described above.

Exhibit 10.2
Notwithstanding any obligation to return Company property as of the Employment Separation Date, you may keep your computer; provided that at the end of the Consultancy Period all files that contain information belonging to the Company must be removed from such computer.
5.Employee Benefits. During the Transition Period you will be eligible to continue to participate in company-sponsored benefits in accordance with the terms and provisions thereof as may be in effect from time to time. Your group medical insurance benefits as an active employee will end on the final day of the calendar month that includes the Employee Separation Date. Following the cessation of benefits, you will become eligible to enroll in health care continuation benefits under COBRA. During the Consultancy Period, you will be treated as in independent contractor and not as an employee and thus will not be entitled to participate in any company-sponsored benefits or plans (other than pursuant to a valid election in accordance with COBRA).
6.Non-Disparagement. You agree not to make any oral or written statement, that is intended to disparage or to damage the reputations of the Company or its affiliates or any of their officers, directors, agents or employees, products or services. The Company agrees not to make, and to cause its officers not to make, any oral or written statement that is intended to disparage you or to damage your business reputation. However, nothing in this Agreement prohibits either party from (i) providing truthful testimony in response to any court or arbitral order or subpoena, or (ii) making truthful reports, or providing truthful responses, to any government, administrative or regulatory agency.
7.Confidentiality of Agreement. You agree to keep the existence and terms of this Agreement in strictest confidence. Except as required by law or to the extent disclosed by the Company in any public filing, you will not reveal the existence or terms of this Agreement to anyone except your immediate family, your attorney, and your financial advisors (all of whom must also agree to keep the information completely confidential). This confidentiality provision will not prevent you from providing this information in a court or arbitration proceeding undertaken to enforce the terms of this Agreement.
8.Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
9.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of California, without regard to its conflicts of law principles.
10.Modifications. This Agreement may not be modified, amended, altered or supplemented except by (i) a written agreement executed by you and an authorized representative of the Company, or (ii) by a court of competent jurisdiction. No term or condition of this Agreement is waived simply because a party does not insist on its performance or chooses not to prosecute its breach. This entire Agreement will remain in full force and effect as if no breach or failure of performance had occurred.
11.Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect.
12.Counterparts. This Agreement may be executed in counterparts, and each counterpart will effectively bind the undersigning party and have the same force and effect as an original. Either

Exhibit 10.2
party may execute this Agreement by (i) signing in the designated space below and delivering this Agreement via fax or e-mail (via PDF format) to the other party, or (ii) following the steps of a program such as DocuSign or EchoSign (as initiated by the Company). Any such signature will be deemed an original, binding signature.
13.Complete Agreement and Understanding of Obligations. This Agreement reflects the entire agreement between you and the Company (or its Affiliates) regarding the matters it covers, and it supersedes any prior agreements or offers (written or verbal) related to these same matters. For the avoidance of doubt, this Agreement shall render null and void the Executive Severance and Vesting Acceleration Agreement, dated June 29, 2017, between you and the Company. The Intellectual Property Assignment and Confidential Information Agreement and Mutual Pre-Dispute Arbitration Agreement with the Company entered into in connection with your commencement of employment will remain in full force and effect. You represent and agree that your decision to execute this Agreement has been made (i) voluntarily, with a full understanding of its contents, obligations, and binding effect; (ii) without any undue influence or pressure by the Company or its Affiliates; and (iii) after you have had the opportunity to consult with legal counsel of your choosing. The Company, its officers, employees, and counsel do not make any representations, promises, or warranties, express or implied, to you regarding the meaning or effect of this Agreement, including (without limitation) representations regarding (a) the taxability of any payments made to you under this Agreement, and (b) the nature, extent, and duration of your rights and claims under this Agreement, and you acknowledge that you are not executing this Agreement in reliance on any Company representative. No counsel for, or on behalf of, the Company or its Affiliates has provided any legal advice or made any representations or promises to you in connection with this Agreement or the termination of your employment. Rather, you represent and agree that you are relying solely upon your own judgment, belief, and knowledge, and on the advice and recommendation of independently selected counsel (if any). You agree that (1) you shall indemnify and hold the Company harmless from any Claims for taxes, penalties and/or interest by any government tax authority for income taxes owed by you that arise from Release Benefit (as defined in Annex B), and (2) you shall submit all amounts owed pursuant to such indemnification obligation within a reasonable time after written notification from the Company.
Very truly yours,
The Rubicon Project, Inc.
By:  /s/ David Day
Title: Chief Financial Officer
I have read and accept the terms and conditions of this Agreement:
/s/ Blima Tuller
        Signature of Blima Tuller
Dated: May 20, 2020

Exhibit 10.2

Exhibit 10.2
ANNEX A
CONSULTING TERMS AND CONDITIONS
The following Terms and Conditions Shall Apply to your (“Consultant”) provision of Consulting Services (“Services”)
No Exclusivity. The relationship between the Company and Contractor is non-exclusive; Contractor may provide services to third parties, and the Company may engage or hire others to perform any role, including as related to or duplicative of the Services.
Work Product. All data, analyses, reports, program code (both source and object), designs, inventions, works of authorship, trademarks, patents and copyrights, and other documents or subject matter that are conceived, invented, written, prepared, procured or produced by Contractor in the provision of Services, or relating to or capable of being used in those aspects of the business of the Company in relation to which Contractor provides the Services, are referred to as “Work Product.” All Work Product shall constitute a work made for hire. Work Product shall not contain any open source software code without the express prior written permission of the Company. All right, title and interest in and to the Work Product and all copyright and other intellectual property rights therein shall immediately vest in, and remain the sole and exclusive property of, the Company. Contractor hereby assigns to the Company, with full title guarantee, all of the right, title and interest, including the entire copyright and other intellectual property rights, in the Work Product, in the United States of America and throughout the world, and any and all renewals and extensions of each such copyright and other intellectual property right that may be secured under the laws now or hereafter pertaining; and Contractor shall at the Company’s request and expense execute all documents and perform such other acts as may be reasonably required to perfect the Company’s rights and to secure all appropriate forms of protection for and defend and enforce such rights. If the Company is unable, after reasonable effort, to secure Contractor’s signature or other action, whether because of physical or mental incapacity or for any other reason, Contractor hereby irrevocably designates and appoints the Company as Contractor’s duly authorized agent and attorney-in-fact, to act for and on behalf of Contractor and in Contractor’s stead to execute any such document and take any other such action to secure the rights and title to the Work Product.
Independent Contractor; Taxes. Contractor is as an independent contractor to the Company. Nothing shall be construed or applied to create a partnership or joint venture, or an employer/employee, master/servant or agency relationship. Contractor is fully responsible for all persons and entities Contractor employs or retains. Contractor shall have no authority to commit the Company in any manner, and Contractor will not make any representation to the contrary. Contractor will not hold himself, herself or itself out as being an officer, employee, or agent of the Company. Contractor will be responsible for the payment when due of all federal, state, local or foreign taxes and all social and pension obligations payable in any jurisdiction with respect to the services performed and all amounts paid to Contractor under this Agreement including without limitation any unemployment insurance tax, federal, state and local income taxes, federal Social Security (FICA) payments, and disability insurance taxes payable in any jurisdiction; provided that, if the Company remits any such taxes, Contractor will immediately reimburse the Company therefor. Contractor is not entitled to any employment rights or benefits from the Company, including, without limitation, equity awards, workers' compensation, disability insurance, retirement or 401(k) plan, medical reimbursement or other fringe benefit plan, overtime pay,

Exhibit 10.2
unemployment compensation, or vacation or sick pay.

ANNEX B
GENERAL RELEASE